December 8, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated December 8, 2006, of Avalon Energy Corporation filed with the Securities and Exchange commission and are in agreement with the statements contained therein.

Yours truly,

s// DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS